UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Gores Holdings V Inc.

(Name of Issuer)
Class A common stock, par value $0.0001 per share

(Title of Class of Securities)
382864106

(CUSIP Number)

April 16, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 382864106	SCHEDULE 13G	Page 2 of 11 Pages

1		NAME OF REPORTING PERSONS Hawk Ridge Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,395,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,395,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 382864106	SCHEDULE 13G	Page 3 of 11 Pages

1		NAME OF REPORTING PERSONS Hawk Ridge Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,395,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,395,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 382864106	SCHEDULE 13G	Page 4 of 11 Pages

1		NAME OF REPORTING PERSONS Hawk Ridge Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,395,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,395,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 382864106	SCHEDULE 13G	Page 5 of 11 Pages

1		NAME OF REPORTING PERSONS David Brown
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,395,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,395,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 382864106	SCHEDULE 13G	Page 6 of 11 Pages

1		NAME OF REPORTING PERSONS Hawk Ridge Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,395,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,395,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 382864106	SCHEDULE 13G	Page 7 of 11 Pages

Item 1.	(a) Name of Issuer

Gores Holdings V Inc.

Item 1.	(b) Address of Issuer’s Principal Executive Offices

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Item 2.	(a) Name of Person Filing

Hawk Ridge Capital Management, L.P.

Hawk Ridge Management, LLC

Hawk Ridge Capital Management GP, LLC

David Brown

Hawk Ridge Master Fund, L.P.

(b) Address of Principal Business Office, or, if none, Residence

For each Reporting Person

12121 Wilshire Blvd., Suite 900

Los Angeles, CA 90025

(c) Citizenship

Hawk Ridge Capital Management, L.P. - Delaware

Hawk Ridge Management, LLC - Delaware

Hawk Ridge Capital Management GP, LLC - Delaware

David Brown - US Citizen

Hawk Ridge Master Fund, L.P. - Delaware

Item 2.	(d) Title of Class of Securities

Class A common stock, par value $0.0001 per share (the “Common Stock”)

Item 2.	(e) CUSIP No.:

382864106

CUSIP No. 382864106	SCHEDULE 13G	Page 8 of 11 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 382864106	SCHEDULE 13G	Page 9 of 11 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 3,395,125

(b) Percent of class: 5.20%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 3,395,125

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 382864106	SCHEDULE 13G	Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 26, 2021

Hawk Ridge Capital Management, L.P. By: Hawk Ridge Capital Management GP, LLC Its: General Partner

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

Hawk Ridge Management, LLC

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

Hawk Ridge Capital Management GP, LLC

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

By:	/s/ David Brown
David Brown

Hawk Ridge Master Fund, L.P. By: Hawk Ridge Management, LLC Its: General Partner

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

CUSIP No. 382864106	SCHEDULE 13G	Page 11 of 11 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: April 26, 2021

Hawk Ridge Capital Management, L.P. By: Hawk Ridge Capital Management GP, LLC Its: General Partner

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

Hawk Ridge Management, LLC

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

Hawk Ridge Capital Management GP, LLC

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO

By:	/s/ David Brown
David Brown

Hawk Ridge Master Fund, L.P. By: Hawk Ridge Management, LLC Its: General Partner

By:	/s/ David Bradley
David Bradley, COO, CFO, CCO